Exhibit 99.2
Diamond Foods Completes Acquisition of Pop Secret®
SAN FRANCISCO, CA, September 15, 2008 – Diamond Foods, Inc. (NASDAQ: DMND), a leading branded food company specializing in processing, marketing and distributing culinary nuts and snack products under the Diamond® and Emerald® brands, today announced that it completed the acquisition of the Pop Secret® popcorn business from General Mills, Inc. (NYSE: GIS) for approximately $190 million in cash. The purchase was funded, in part, by a new five year $250 million unsecured credit facility. The facility, led by Bank of America, N.A., replaces the Company’s previous credit facilities and senior notes.
Michael J. Mendes, President and CEO of Diamond Foods, stated, “We want to welcome Pop Secret into the Diamond Foods family. Pop Secret extends our tradition of offering consumers high quality, nutritionally dense foods, and we look forward to generating excitement and growth in the microwave popcorn category.”
Introduced in 1985, Pop Secret is the second largest player in the microwave popcorn category and commands a 25 percent share in U.S. food stores. Pop Secret is available in a variety of formats such as 100 calorie and snack size packages as well as a variety of flavors such as Butter, Homestyle and Kettle Corn.
Contacts:

Investors:	Media:
Bob Philipps	David Conner
VP, Treasury & Investor Relations	Access Communications
415.445.7426	415.844.6233
bphilipps@diamondfoods.com	dconner@accesspr.com
Corporate Web Site: http://www.Diamondfoods.com
Consumer Web Sites: http://www.emeraldnuts.com/ and www.Diamondnuts.com/
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